Exhibit 10.3

Nordicus Partners Corporation
Director Agreement

This Director Agreement (this “Agreement”) is entered into as of August 7, 2025, by and between Nordicus Partners Corporation, a Delaware corporation (the “Company”), and Andrew Ritter (the “Director”).

1.	Position.

The Company hereby appoints Director to serve as a member of the Board of Directors of the Company (the “Board”) for the term set forth in the Company’s governing documents, subject to re-election in accordance with applicable laws and the Company’s bylaws. Director hereby accepts such appointment.

2.	Duties and Responsibilities

(a) Director agrees to faithfully, diligently, and to the best of his ability serve as a director of the Company and, if applicable, as a member of one or more committees of the Board, subject to the terms and conditions of this Agreement, the Company’s governing documents, applicable law, and the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and the OTCQB Market (“OTCQB”).

(b) Director will comply with all applicable laws, the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), the rules of the OTCQB or Nasdaq, as applicable, and the Company’s corporate governance policies, including the Code of Ethics, Corporate Governance Guidelines, Insider Trading Policy, and any other applicable policies.

(c) Director acknowledges and agrees to comply with the U.S. Securities Exchange Act of 1934, including Sections 10(b) and 16, and related SEC rules on insider trading and reporting (e.g., Forms 3, 4, and 5) and the Company’s Insider Trading Policy, including blackout periods and pre-clearance requirements.

(d) Director understands that material non-public information may not be used for personal gain or disclosed improperly.

(e) Director will devote sufficient time to fulfill his duties as a director, including attending Board meetings and applicable committee meetings. Director shall exercise the duties of loyalty, care, and good faith as required under applicable corporate law.

(f) Director shall qualify as an “independent director” as defined in Nasdaq Listing Rule 5605(a)(2) (unless otherwise agreed).

3.	Term

This Agreement shall remain in effect for the duration of Director’s service on the Board, unless terminated earlier pursuant to Section 7.

4.	Compensation

Director shall receive compensation as set forth in the Company’s applicable compensation policies for non-employee directors, which currently include:

(a) Annual cash retainer of $10,000, payable in two installments per calendar year.

(b) Equity compensation in the form of stock options, restricted stock units (RSUs), or other awards, subject to the terms of the applicable equity incentive plan. In particular, the Company agrees to grant you options to purchase 50,000 shares of Corporation’s common stock (the “Option Shares”), at an exercise price of $1.90 per share (the “Options”), which shall expire ten years from the date of this agreement.

(i) The Options shall be issued as Incentive Stock Options under and be otherwise subject to the terms and conditions of, the Company’s 2024 Stock Incentive Plan (the “Plan”) and the Company’s standard Stock Option Agreement, as modified by this agreement. During the term of this agreement, you may be granted additional stock options or other equity rights, as determined by Corporation’s Compensation Committee, in its sole discretion.

(ii) The Options be fully vested on the date of grant.

(iii) When the Options expire, any unexercised Options can no longer be exercised in whole or in part.

(c) Reimbursement of reasonable out-of-pocket expenses incurred in connection with service on the Board, including travel expenses for attending meetings.

5.	Confidentiality

Director acknowledges and agrees to maintain the confidentiality of all non-public information regarding the Company, its subsidiaries, affiliates, and customers, obtained as a result of their service on the Board, both during and after the term of service. This obligation survives the termination of this Agreement.

6.	Indemnification and Insurance

The Company agrees to: (a) indemnify Director to the fullest extent permitted by applicable law, the Company’s Certificate of Incorporation, and Bylaws; and (b) enter into a separate Indemnification Agreement, which is incorporated herein by reference.

7.	Corporate Governance Compliance (Nasdaq Requirements)

(a) Director shall assist the Company in complying with Nasdaq corporate governance standards, including:

(i) Periodic independence determinations.

(ii) Committee membership requirements under Nasdaq Rule 5605(c) (Audit Committee) and 5605(d) (Compensation Committee), as applicable.

(iii) Filing obligations under SEC rules and Nasdaq’s Listing Rule 5250 (Disclosure Obligations).

(b) Director shall promptly notify the Company if any event arises that may affect their independence status, eligibility, or capacity to serve.

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8.	Termination

This Agreement shall terminate upon the earliest of:

(a) Director’s resignation or removal from the Board.

(b) Director’s failure to be re-elected to the Board.

(c) Director’s death or incapacity.

(d) Mutual written agreement of the parties.

9.	Indemnification and D&O Insurance

The Company shall indemnify Director to the fullest extent permitted by law and the Company’s charter and bylaws. The Company shall maintain directors’ and officers’ (D&O) liability insurance covering Director during the term of service and for a reasonable period thereafter.

10.	Fiduciary Duties

Director acknowledges and agrees that they owe fiduciary duties to the Company and its shareholders, including the duties of care, loyalty, and good faith.

11.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

12.	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral.

13.	Amendments

Any amendments or modifications to this Agreement must be in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Director Agreement as of the date first written above.

Nordicus Partners Corporation.

By:
Henrik Rouf, CEO

AGREED TO AND ACCEPTED:

Andrew Ritter

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